Exhibit 99.1

NEWS RELEASE	FIRST CHARTER CORPORATION P. O. Box 37937 Charlotte, NC 28237-7937 (704)688-4300/(800)422-4650 fax (704)688-2148
For Additional Information Contact: Kevin Toomb Marketing Director (704)688-4452

FOR IMMEDIATE RELEASE
February 1, 2005

First Charter Announces Change In
Chief Financial Officer

CHARLOTTE, North Carolina - First Charter Corporation (NASDAQ: FCTR) announced today that Chief Financial Officer Robert O. Bratton will retire at the end of March after over 30 years with the company. Succeeding him in the position of Chief Financial Officer will be Charles A. Caswell, who will join First Charter on February 14th and assume the title of CFO on March 17th.

"Bob Bratton's influence on the evolution of First Charter has been remarkable," said Lawrence M. Kimbrough, president and chief executive officer of First Charter Corporation. "His dedication to maintaining the highest standards of sound financial management and his deep compassion for the people in our company have made an indelible mark on First Charter."

Charles Caswell joins First Charter from Integra Bank, a $3 Billion asset bank headquartered in Evansville, Indiana. Prior to joining Integra, Caswell was the Chief Financial Officer for RBC Centura Banks, the US-based retail banking franchise of the Royal Bank of Canada (RBC).

"Chuck Caswell will be a strong addition to the First Charter management team," said Bob James, President & CEO of First Charter Bank. "I am confident that his breadth of experience and strategic perspective will help us navigate any economic challenges we might face in the future."

Robert Bratton

Bob Bratton joined Concord National Bank, predecessor to First Charter, in 1974 and was named Chief Financial Officer in 1977. Over the past 10 years, Bratton played a key role in the acquisitions that helped build First Charter into the super community bank of today. He was instrumental in the acquisitions of Bank of Union, Carolina State Bank, Home Federal Savings and Carolina First BancShares.  In addition, he helped manage the acquisitions of 10 insurance agencies and Southeastern Employee Benefit Services.

"It has been my honor and my privilege to work with the extraordinary people of First Charter for the past 30 years," said Bratton. "I am proud of the growth we have achieved and the strong foundation we have for the future."

Today, Bratton is directly responsible for Finance, Accounting, Balance Sheet Management, Investment Portfolio Management and Strategic Planning. From time to time throughout his tenure as CFO, Bratton assumed management responsibility for several different areas, including Human Resources, Information Technology, Facilities and Bank Operations.

A native of Wilmington, Delaware, Bratton earned a bachelor's degree in accounting from the University of Tennessee. After college, prior to starting his banking career, he worked for the accounting offices of Coopers & Lybrand in Charlotte.

Bratton has long been active in the community. He serves on the boards of several organizations, including Cooperative Christian Ministry, Northeast Medical Center Foundation and Cabarrus College of Health Science.

Charles Caswell

Since October 2002, Charles Caswell has served as the Chief Financial Officer for Integra Bank, a $3 Billion asset bank headquartered in Evansville, Indiana. He was responsible for the Accounting, Finance and Treasury divisions, and played a key role in strategic planning.

Before joining Integra, Caswell spent five years at Centura Bank, beginning in 1997, before the RBC acquisition. He started as Treasurer and helped the bank grow assets from $6 Billion to $12 Billion. He was named CFO in 2001. In the years before Centura, Caswell worked at CoBank, ACB in Denver, Colorado and at Sanwa Business Credit Corporation in Chicago, Illinois.

Caswell holds a BS in Economics and a MS in Finance, both from the University of Illinois, Champaign-Urbana.

Corporate Profile
First Charter Corporation is a regional financial services company with assets of $4.4 billion and is the holding company for First Charter Bank. First Charter operates 53 financial centers, seven insurance offices and 110 ATMs located in 18 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter's common stock is traded under the symbol "FCTR" on the NASDAQ National Market.